Exhibit 99.5

Consent to be Named as a Director

In connection with the filing by Guardian Pharmacy Services, Inc. of the Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, I hereby consent, pursuant to Rule 438 of the Securities Act of 1933, to being named in the Registration Statement and any and all amendment and supplements thereto as a member of the board of directors of Guardian Pharmacy Services, Inc. following the completion of the offering described therein. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: October 2, 2023

By:	/s/ Thomas Salentine, Jr.
Thomas Salentine, Jr.